Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports 2018 Results and Provides 2019 Guidance

Highlights from Full Year 2018 Results and 2019 Guidance:

•	Record GAAP earnings per diluted share (EPS) of $5.50 compared to $2.84 in 2017; excluding Special Items, record EPS of $5.99 increased 32% compared to last year.

•	Record sales of $3.35 billion increased 20% compared to 2017, with core sales growth of 3%.

•	Record free cash flow (cash provided by operating activities less capital spending) of $305 million.

•	Introducing 2019 GAAP EPS guidance of $6.05-$6.25; excluding Special Items, 2019 EPS guidance is $6.25-$6.45.

STAMFORD, CONNECTICUT - January 28, 2019 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported full year 2018 GAAP earnings per diluted share (EPS) of $5.50, compared to $2.84 per diluted share in 2017. Excluding Special Items, 2018 EPS increased 32% to $5.99. Both GAAP and adjusted EPS include an $0.08 discrete tax benefit. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

Full year 2018 sales were $3.35 billion, an increase of 20% compared to 2017. The sales increase was comprised of a $471 million, or 17%, net benefit from acquisitions, core sales growth of $77 million, or 3%, and $12 million of favorable foreign exchange.

Full year 2018 operating profit was a record $441 million, an increase of 14% compared to $388 million in 2017. Operating profit margin of 13.2% compared to 13.9% last year. Excluding Special Items, 2018 operating profit was a record $506 million, an increase of 20% compared to $423 million last year. Excluding Special Items, full year 2018 operating profit margin of 15.1% compared to 15.2% in 2017 (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

Max Mitchell, Crane Co. President and Chief Executive Officer commented: "2018 marks another year of outstanding performance. Full year adjusted EPS of $5.99 was 32% above the prior record adjusted EPS of $4.53 in 2017, and free cash flow of $305 million compares to our prior record of $269 million last year despite a discretionary pension contribution and elevated capital expenditures. In addition to the strong operational and financial performance, we also made continued progress on numerous strategic initiatives last year that better position Crane for years of profitable growth ahead. Specifically, we completed the acquisition of Crane Currency and integration activities remain on-track, we continued to execute on repositioning activities to ensure that we have the right cost-effective manufacturing footprint to support future growth, and we are delivering on growth investments and new product development across our businesses."

Mr. Mitchell continued, "We are introducing 2019 adjusted EPS guidance in a range of $6.25-$6.45. The midpoint of this guidance range represents 6% growth compared to last year, reflecting the extremely strong financial performance in 2018. Notably, the midpoint of the 2019 guidance reflects 40% adjusted EPS growth compared to 2017. We continue to believe that we are on track to deliver on our 2021 EPS target of $7.50-$8.00, with additional potential upside from capital deployment. We also announced today that we are raising our dividend by 11%, further reflecting confidence in our outlook." (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

Full Year Cash Flow and Other Financial Metrics
Cash provided by operating activities for full year 2018 was $414 million, compared to $318 million in 2017. Full year 2018 free cash flow (cash provided by operating activities less capital spending) was $305 million, which includes a $28 million discretionary pension contribution, compared to $269 million of free cash flow last year. The Company completed $50 million of share repurchases during 2018. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

The Company's cash position was $343 million at December 31, 2018, compared to $706 million at December 31, 2017. Total debt was $948 million at December 31, 2018, compared to $743 million at December 31, 2017. The increase in total debt reflects the financing associated with the January 10, 2018 acquisition of Crane Currency.

Fourth Quarter 2018 Results
Fourth quarter 2018 GAAP earnings per diluted share (EPS) were $1.46, compared to a fourth quarter 2017 GAAP net loss of $0.48 per share. Excluding Special Items, fourth quarter 2018 EPS increased 40% to $1.64. Both GAAP and adjusted EPS for the fourth quarter of 2018 include an $0.08 discrete tax benefit. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

Fourth quarter 2018 sales were $840 million, up 18% compared to the fourth quarter of 2017. The sales growth was comprised of a $111 million, or 16%, net benefit from acquisitions, and $29 million, or 4%, of core sales growth, partially offset by $15 million, or 2%, of unfavorable foreign exchange.

Fourth quarter 2018 operating profit was $110 million, an increase of 26% compared to $87 million in the fourth quarter of 2017. Operating profit margin of 13.1% compared to 12.2% in the fourth quarter of 2017. Excluding Special Items, fourth quarter 2018 operating profit was $130 million, an increase of 20% compared to $109 million in the fourth quarter of 2017. Excluding Special Items, fourth quarter 2018 operating margin was 15.5% compared to 15.2% in the fourth quarter of 2017.

Fourth Quarter 2018 Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2018 versus the fourth quarter 2017.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2018	2017
Sales	$280	$272	$8	3%

Operating Profit	$31	$18	$13	75%
Operating Profit, before Special Items*	$38	$31	$7	21%

Profit Margin	11.0%	6.5%
Profit Margin, before Special Items*	13.6%	11.5%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $8 million, or 3%, driven by $16 million, or 6%, of core growth, partially offset by $7 million, or 3%, of unfavorable foreign exchange, and a small impact from a divestiture. Operating margin increased to 11.0%, compared to 6.5% last year, primarily reflecting productivity, operating leverage on higher volumes and lower repositioning related costs. Excluding Special Items, operating margin increased to 13.6%, a 210 basis point increase compared to 11.5% last year, driven primarily by productivity and higher volumes. Fluid Handling order backlog was $280 million at December 31, 2018 compared to $262 million at December 31, 2017.

Payment & Merchandising Technologies

	Fourth Quarter		Change
(dollars in millions)	2018	2017
Sales	$313	$194	$118	61%

Operating Profit	$46	$25	$21	84%
Operating Profit, before Special Items*	$57	$38	$20	52%

Profit Margin	14.7%	12.9%
Profit Margin, before Special Items*	18.3%	19.4%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $118 million, or 61%, driven by sales from acquisitions, with $13 million of core growth, or 7%, partially offset by an $8 million, or 4%, impact from unfavorable foreign exchange. Operating margin improved to 14.7%, from 12.9% last year, primarily reflecting leverage on higher core volume and lower repositioning costs, partially offset by the impact of the Crane Currency acquisition. Excluding Special Items, operating margins of 18.3% declined from 19.4% last year, primarily reflecting the impact of the Crane Currency acquisition, partially offset by leverage on higher core volume.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2018	2017
Sales	$197	$185	$12	6%

Operating Profit	$44	$56	$(11)	(20%)
Operating Profit, before Special Items*	$45	$46	$(1)	(2%)

Profit Margin	22.5%	30.0%
Profit Margin, before Special Items*	22.8%	24.7%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $12 million, or 6%, driven by higher core sales. Operating margin declined to 22.5%, from 30.0% last year, primarily reflecting the absence of the 2017 gain on the sale of an asset. Excluding Special Items, operating margin declined to 22.8%, from 24.7% last year, driven primarily by unfavorable mix. Aerospace & Electronics order backlog was $447 million at December 31, 2018 compared to $374 million at December 31, 2017.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2018	2017
Sales	$51	$63	$(12)	(19%)

Operating Profit	$5	$10	$(5)	(46%)
Operating Profit, before Special Items*	$6	$10	$(5)	(45%)

Profit Margin	10.7%	15.9%
Profit Margin, before Special Items*	10.8%	15.9%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $12 million, or 19%, driven primarily by lower sales to the Recreational Vehicle market. Operating margin declined to 10.7%, primarily reflecting lower volumes. Excluding Special Items, operating margins declined to 10.8%.

Introducing Initial 2019 Guidance

We are introducing initial full year 2019 GAAP EPS guidance in a range of $6.05-$6.25. Excluding Special Items, full year 2019 EPS guidance is $6.25-$6.45. Sales for 2019 are expected to be approximately $3.3 billion, reflecting a slight decline in core sales and an unfavorable foreign exchange impact of approximately 2%. Excluding comparisons related to two large customer projects at Payment & Merchandising Technologies, we expect core sales growth in the low to mid single-digit range. Full year 2019 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $335 million to $365 million. (Please see the attached Non-GAAP Financial Measures tables.)

Mr. Mitchell added, "I am proud of our 2018 performance, and excited about our growth prospects for 2019 and beyond. We are executing successfully on our strategy, consistently delivering on our commitments, and positioning Crane for years of profitable growth."

Additional guidance details will be provided at the Company's investor conference scheduled for February 28, 2019.

Non-GAAP Items
Full year 2018 results include: an after-tax charge of $24 million, or $0.40 per share, for M&A related items; an after-tax charge of $11 million, or $0.18 per share, related to repositioning; and, a tax benefit of $6 million, or $0.09 per share, related to the Tax Cuts and Jobs Act (TCJA). Full year 2017 results include: a tax charge of $87 million, or $1.44 per share, related to the TCJA; an after-tax charge of $8 million, or $0.13 per share, related to repositioning, net; and, an after-tax charge of $7 million, or $0.11 per share, for M&A related items.

Fourth quarter 2018 results include: an after-tax charge of $7 million, or $0.11 per share, for M&A related items; and, an after-tax charge of $4 million, or $0.06 per share, related to repositioning. Fourth quarter

2017 results include: a tax charge of $87 million, or $1.44 per diluted share, related to the TCJA; an after-tax charge of $8 million, or $0.13 per diluted share, related to repositioning, net; and, an after-tax charge of $5 million, or $0.08 per diluted share, for M&A related items.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the fourth quarter and full year financial results on Tuesday, January 29, 2019 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 12,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the management’s current beliefs, expectations, plans, assumptions and objectives regarding Crane Co.’s future financial performance and are subject to significant risks and uncertainties. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in these forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and subsequent reports filed with the Securities and Exchange Commission. Such reports are available on the Securities Exchange Commission’s website (www.sec.gov). Crane Co. does not undertake to update any forward-looking statements.

(Financial Tables Follow)

CRANE CO.
Income Statement Data
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales:
Fluid Handling	$279.7	$272.2	$1,101.8	$1,042.5
Payment & Merchandising Technologies	312.8	194.4	1,257.0	776.7
Aerospace & Electronics	196.5	184.9	743.5	691.4
Engineered Materials	50.7	62.7	243.2	275.4
Total net sales	$839.7	$714.2	$3,345.5	$2,786.0

Operating profit (loss):
Fluid Handling	$30.8	17.6	118.8	101.7
Payment & Merchandising Technologies	46.1	25.0	186.0	145.9
Aerospace & Electronics	44.2	55.5	164.2	160.3
Engineered Materials	5.4	10.0	37.8	49.4
Corporate	(16.4)	(20.8)	(65.5)	(68.9)
Total operating profit	110.1	87.3	441.3	388.4

Interest income	0.6	0.7	2.3	2.5
Interest expense	(11.1)	(8.8)	(50.9)	(36.1)
Miscellaneous, Net	4.9	3.6	18.7	12.7
Income before income taxes	104.5	82.9	411.4	367.5
Provision for income taxes	15.4	111.4	75.9	195.0
Net income (loss) before allocation to noncontrolling interests	89.1	(28.5)	335.5	172.5
Less: Noncontrolling interest in subsidiaries' earnings	(0.1)	0.2	(0.1)	0.7
Net income (loss) attributable to common shareholders	$89.2	$(28.7)	$335.6	$171.8

Share Data:
Earnings (loss) per diluted share	$1.46	$(0.48)	$5.50	$2.84

Average diluted shares outstanding	60.9	59.4	61.0	60.4
Average basic shares outstanding	59.5	59.4	59.6	59.4

Supplemental Data:
Cost of Sales	$544.6	$455.6	$2,156.2	$1,770.9
Selling, General & Administrative	170.9	153.7	713.4	606.0
Acquisition related charges	8.4	4.7	19.8	7.8
Repositioning charges, net of gain on property sale	5.7	13.0	14.7	13.0
Depreciation and Amortization *	35.9	18.7	120.0	72.7
Stock-Based Compensation Expense *	5.5	5.3	21.6	21.8

* Amount included within cost of sales and selling, general & administrative costs.

CRANE CO.
Condensed Balance Sheets
(in millions)

	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$343.4	$706.2
Accounts receivable, net	515.8	418.4
Current insurance receivable - asbestos	16.0	25.0
Inventories, net	411.5	349.3
Other current assets	76.4	19.6
Total current assets	1,363.1	1,518.5

Property, plant and equipment, net	599.1	282.4
Long-term insurance receivable - asbestos	75.0	90.1
Other assets	602.0	495.6
Goodwill	1,403.3	1,206.9

Total assets	$4,042.5	$3,593.5

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current maturities of long-term debt	$6.9	$249.4
Accounts payable	329.2	247.4
Current asbestos liability	66.0	85.0
Accrued liabilities	338.0	252.1
Income taxes	1.0	3.6
Total current liabilities	741.1	837.5

Long-term debt	941.3	494.1
Long-term deferred tax liability	53.2	44.9
Long-term asbestos liability	451.3	520.3
Other liabilities	328.5	348.2

Total equity	1,527.1	1,348.5

Total liabilities and equity	$4,042.5	$3,593.5

CRANE CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Operating activities:
Net income (loss) attributable to common shareholders	$89.2	$(28.7)	$335.6	$171.8
Noncontrolling interest in subsidiaries' earnings	(0.1)	0.2	(0.1)	0.7
Net income (loss) before allocations to noncontrolling interests	89.1	(28.5)	335.5	172.5
Loss (gains) on deconsolidation of joint venture	1.7	(1.0)	1.7	(1.0)
Gain on sale of property related to facility consolidation	—	(11.1)	—	(11.1)
Depreciation and amortization	35.9	18.7	120.0	72.7
Stock-based compensation expense	5.5	5.3	21.6	21.8
Defined benefit plans and postretirement credit	(3.4)	(2.2)	(15.0)	(8.5)
Deferred income taxes	21.4	86.3	45.9	102.3
Cash provided by operating working capital	57.6	92.0	16.3	54.0
Defined benefit plans and postretirement contributions	(4.0)	(3.3)	(59.8)	(13.2)
Environmental payments, net of reimbursements	(0.9)	(1.9)	(6.3)	(6.3)
Other	6.0	4.8	17.8	(3.2)
Subtotal	208.9	159.1	477.7	380.0
Asbestos related payments, net of insurance recoveries	(17.5)	(15.7)	(63.9)	(62.5)
Total provided by operating activities	191.4	143.4	413.8	317.5

Investing activities:
Capital expenditures	(33.2)	(14.7)	(108.8)	(49.0)
Proceeds from disposition of capital assets	0.6	22.3	1.9	22.3
Impact of deconsolidation of joint venture	2.6	(5.2)	2.6	(5.2)
Payments for acquisitions, net of cash acquired	—	—	(648.0)	(54.8)
Total (used for) provided by investing activities	(30.0)	2.4	(752.3)	(86.7)

Financing activities:
Dividends paid	(20.8)	(19.6)	(83.5)	(78.4)
Reacquisition of shares on open market	(25.1)	—	(50.1)	(25.0)
Stock options exercised, net of shares reacquired	3.6	4.5	16.1	25.2
Debt issuance costs	—	(2.6)	(5.4)	(2.6)
Repayment of long-term debt	(1.4)	—	(452.2)	—
Repayment of short-term debt	—	—	(100.0)	—
Proceeds from issuance of long-term debt	13.1	—	567.2	—
Proceeds from issuance of short-term debt	—	—	100.0	—
Repayment of commercial paper	(106.3)	—	—	—
Total used for financing activities	(136.9)	(17.7)	(7.9)	(80.8)

Effect of exchange rate on cash and cash equivalents	(4.7)	5.9	(16.4)	46.5
Increase (decrease) in cash and cash equivalents	19.8	134.0	(362.8)	196.5
Cash and cash equivalents at beginning of period	323.6	572.2	706.2	509.7
Cash and cash equivalents at end of period	$343.4	$706.2	$343.4	$706.2

CRANE CO.
Order Backlog
(in millions)

	December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017
Fluid Handling	$279.6		$297.7		$291.6		$281.2		$262.1
Payment & Merchandising Technologies	331.5	*	359.0	*	350.5	*	301.0	*	76.4
Aerospace & Electronics	446.6		445.1		441.3		381.2		373.6
Engineered Materials	14.9		10.3		13.2		13.4		13.6
Total Backlog	$1,072.6		$1,112.2		$1,096.6		$976.8		$725.7

*Includes $231.1 million as of December 31, 2018, $252.4 million as of September 30, 2018, $248.6 million as of June 30, 2018 and $211.2 million as of March 31, 2018 of backlog pertaining to the Crane Currency business acquired in January 2018.

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Percent Change December 31, 2018	Percent Change December 31, 2018
	2018	2017	2018	2017	Three Months	Twelve Months
INCOME ITEMS
Net sales	$839.7	$714.2	$3,345.5	$2,786.0	17.6%	20.1%

Operating profit	110.1	87.3	441.3	388.4	26.0%	13.6%
Percentage of sales	13.1%	12.2%	13.2%	13.9%
Special items impacting operating profit:
Inventory step-up and backlog amortization	0.3	—	9.1	—
Acquisition related charges	8.4	4.7	19.8	7.8
Repositioning charges, net of gain on property sale	5.7	13.0	14.7	13.0
Impact from change in accounting principle*	5.3	3.6	21.1	13.6
Operating profit before special items	$129.8	$108.6	$506.0	$422.8	19.5%	19.7%
Percentage of sales	15.5%	15.2%	15.1%	15.2%

Net income (loss) attributable to common shareholders	$89.2	$(28.7)	$335.6	$171.8
Per share	$1.46	$(0.48)	$5.50	$2.84	NM	93.5%

Special items impacting net income (loss) attributable to common shareholders:
Inventory step-up and Backlog amortization - Net Of Tax	0.2	—	6.9	—
Per Share	$0.00		$0.11

Acquisition related charges - Net of Tax	6.5	4.6	15.1	6.7
Per Share	$0.11	$0.08	$0.25	$0.11

Repositioning charges, net of gain on property sale - Net of Tax	3.9	8.0	10.9	8.0
Per Share	$0.06	$0.13	$0.18	$0.13

Incremental financing costs associated with acquisition - Net of Tax	—	—	2.1	—
Per Share			$0.03

Impact of Tax Law Change	0.2	87.1	(5.5)	87.1
Per Share	$0.00	$1.44	$(0.09)	$1.44

Net Income Attributable To Common Shareholders Before Special Items	$100.0	$71.0	$365.1	$273.6	40.8%	33.5%
Per Basic Share	$1.68	$1.20	$6.12	$4.61	40.4%	33.0%
Per Diluted Share	$1.64	$1.18	$5.99	$4.53	39.6%	32.2%

In the three months ended December 31, 2017 Average Shares Outstanding excluding the effect of diluted stock options were used to compute the per share amounts since this period was in a loss position. Had Net Income Attributable To Common Shareholders been reported for this period, Average Shares Outstanding would have included the effect of diluted stock options when computing per share amounts (see chart below).

(in thousands)
Average Basic Shares Outstanding	59,373
Effect of Diluted Stock Options	1,041
Average Shares Outstanding including the effect of Stock Options	60,414
When considering the effect of dilutive stock options on shares outstanding, Net Income Attributable To Common Shareholders Before Special Items is $1.64 per share and $1.18 per share for the three months ended December 31, 2018 and 2017, respectively.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Provision for Income Taxes - GAAP Basis	$15.4	$111.4	$75.9	$195.0
Tax effect of inventory step-up and backlog amortization	—	—	2.2	—
Tax effect of acquisition related charges	2.0	0.1	4.7	1.1
Tax effect of repositioning charges	1.7	4.9	3.8	4.9
Tax effect of incremental financing costs associated with acquisition	—	—	0.6	—
Impact of tax law change	(0.2)	(87.1)	5.5	(87.1)
Provision for Income Taxes - non-GAAP Basis	$18.9	$29.3	$92.7	$113.9

Segment Information:	For the three months ended December 31, 2018
	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales	$279.7	$312.8	$196.5	$50.7	$—	$839.7

Operating Profit - GAAP	30.8	46.1	44.2	5.4	(16.4)	110.1
Inventory step-up and backlog amortization	—	0.3	—	—	—	0.3
Acquisition related charges	—	8.4	—	—	—	8.4
Repositioning charges, net of gain on property sale	3.5	1.7	0.5	—	—	5.7
Impact from change in accounting principle*	3.8	0.7	0.2	0.1	0.5	5.3
Operating Profit before Special Items	$38.1	$57.2	$44.9	$5.5	$(15.9)	$129.8
Percentage of Sales	13.6%	18.3%	22.8%	10.8%		15.5%

Segment Information:	For the three months ended December 31, 2017
	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net Sales	$272.2	$194.4	$184.9	$62.7	$—	$714.2

Operating Profit - GAAP	17.6	25.0	55.5	10.0	(20.8)	87.3
Transaction related costs	0.4	0.1	—	—	4.2	4.7
Repositioning charges, net of gain on property sale	10.6	12.2	(9.8)	—	—	13.0
Impact from change in accounting principle*	2.8	0.4	(0.1)	—	0.5	3.6
Operating Profit before Special Items	$31.4	$37.7	$45.6	$10.0	$(16.1)	$108.6
Percentage of Sales	11.5%	19.4%	24.7%	15.9%		15.2%

* Represents the impact from the change in presentation of net periodic pension and postretirement benefit costs.

CRANE CO.
Guidance
(in millions, except per share data)

	2019 Full Year Guidance
2019 earnings per share guidance	Low	High

Earnings Per Share - GAAP basis	$6.05	$6.25
Repositioning Costs	0.13	0.13
Acquisition Integration Costs	0.07	0.07
Earnings Per Share - Non-GAAP basis	$6.25	$6.45

CASH FLOW ITEMS

	Three Months Ended December 31,		Twelve Months Ended December 31,		2019 Full Year Guidance
	2018	2017	2018	2017	Low	High

Cash Provided by Operating Activities before Asbestos-Related Payments	$208.9	$159.1	$477.7	$380.0	$475.0	$505.0
Asbestos-related payments, net of insurance recoveries	(17.5)	(15.7)	(63.9)	(62.5)	(50.0)	(50.0)
Cash Provided by Operating Activities	191.4	143.4	413.8	317.5	425.0	455.0
Less: Capital Expenditures	(33.2)	(14.7)	(108.8)	(49.0)	(90.0)	(90.0)
Free Cash Flow	$158.2	$128.7	$305.0	$268.5	$335.0	$365.0

Certain non-GAAP measures have been provided to facilitate comparison with the prior year.
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods, providing investors with a clearer view of the underlying trends of the business. Management also uses these non-GAAP financial measures in making financial, operating, planning and compensation decisions and in evaluating the Company's performance.

In addition, Free Cash Flow provides supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company's long-term debt. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.